SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the registrant / /

Filed by a party other than the registrant /X/

Check the appropriate box:

       / /      Preliminary proxy statement
       / /      Definitive proxy statement
       /X/      Definitive additional materials
       / /      Soliciting material pursuant to Rule 14a-11(c) or Rule 14(a)-12


                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
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                  (Name of Registrant as Specified in Charter)


                            STEEL PARTNERS COMMITTEE
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                   (Name of Person(s) filing Proxy Statement)


         Payment of filing fee (check the appropriate box):

        / /      $125 per Exchange  Act Rule  0-11(c)(1)(ii),  14a-6(i)(1),  or
                 14a-6(j)(2).

        /X/ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

        / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)      Title of each class of securities to which transaction applies:

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        (2)      Aggregate number of securities to which transaction applies:

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        (3)      Per  unit  price  or  other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11: (1)


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        (4)      Proposed maximum aggregate value of transaction:
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(1)  Set   forth  the   amount   on  which  the   filing   fee  is   calculated
and  state  how  it was determined.

        /X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:


         $500
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         (2)      Form, schedule or registration statement no.:



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         (3)      Filing party:



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         (4)      Date filed:



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                                       -2-

                          THE STEEL PARTNERS COMMITTEE
                              750 Lexington Avenue
                               New York, NY 10022



                                                                February 7, 1996


                       ROBERT MUEHLBERG AND HIS BOARD OWN
                       ONLY 3,000 MEDICAL IMAGING SHARES.

                    WHAT KIND OF CONFIDENCE DOES THIS SHOW IN
                 THEIR ABILITY TO MANAGE AND GROW YOUR COMPANY?


DEAR FELLOW MEDICAL IMAGING SHAREHOLDER:

         For more than four years, Medical Imaging's prior management, which included Robert Muehlberg, led the Company through a seemingly unending record of losses, wiping out over $50,000,000 of shareholder's equity. The result was that medical Imaging shares were trading at approximately $0.70 per share when Steel Partners first began to buy its shares in January 1995.*

         Your vote can truly change things. Join with us to elect a new Board which owns almost 20% of the outstanding stock. Our interests are the same as yours - - to realize maximum value for our investment in Medical Imaging's shares.

         Don't let Muehlberg and his Board succeed in their attempt to claim credit for Medical Imaging's 1995 stock price increase. In our view, this is quite amusing. Ask yourself where Medical Imaging's share price would be if Steel Partners had not purchased more than 527,000 shares since January last year?

         Please mark, sign, date and return the enclosed BLUE proxy card today.

                OUR CASE AGAINST THE CURRENT BOARD AND MANAGEMENT

          o From 1991 to the end of 1994, the Company accumulated losses in excess of $60 million under the former President and CEO. Even though he was eventually replaced at a substantial cost to shareholders, his successor was the Company's Chief Operating Officer and ten-year employee, Robert Muehlberg.

          o While your stock suffered, Muehlberg and Denise Sunseri, another inside director, received bonuses in both 1994 and 1993. Remember-- in 1993 medical Imaging lost $30 million dollars and stockholder's equity was almost wiped out.

          o One other director, Keith Burnett, is a principal in a private company which was paid more than $1,200,000, in 1995, for their interest in four radiology centers owned by your Company.

--------
*    Not    giving    effect    to    the    1    for    5    reverse    stock
split    which     occurred    in October 1995.

          o Burnett and another director, Robert Ricci, have been granted warrants to purchase 69,000 shares, some with exercise prices as low as $4.05 per share. In addition, each man is paid significant fees for attending Board meetings.

          o The Board recently amended their co-directors, Muehlberg's and Sunseri's employment agreements to add substantial new severance payments if the shareholders vote the existing Board out of office.

          o Management and the Board has estimated that it will spend up to $500,000 of shareholder funds to fight our proxy challenge -- mostly for attorney and investment banker fees. This is just a desperate attempt to save their lucrative jobs, cozy positions as directors and potential sweetheart deals.

          o You should ask yourself why one outside director, E. Keene Wolcott, resigned from the Board in protest just last month.

         Remember not one of the current directors has any experience as a director of another public company. Unfortunately, the directors take care of themselves, but what about the shareholders?

         Why didn't any current director purchase even a single share of Medical Imaging stock in all of 1995? Do they really believe in the future of Medical Imaging?

         Vote AGAINST the current Board whose entire investment in Medical Imaging is only 3,000 shares. Vote your BLUE proxy today.


                      WHO IS THE STEEL PARTNERS COMMITTEE?

         Steel Partners is an investment firm with a philosophy of purchasing substantial stakes in companies that we believe are poorly managed and/or severely undervalued by the market. We attempt to work with the existing Board and management or bring in new management to improve value for all shareholders.

         Throughout our history, we have never solicited, nor would we ever accept, any proposal not available to all shareholders. Moreover, we have never accepted and will never accept greenmail.

         The Committee's slate has substantial experience in healthcare, finance, banking, operations, and manufacturing and service business areas. We have a fine record of success and achievement in implementing business strategies designed to maximize shareholder value.

         But don't just take our word for it. Consider the tangible results in increased share value our effort and commitment have brought to companies such as Alpha Technologies and Gateway Industries.

          o Alpha Technologies Group, Inc. -- formerly Synercom Technology -- was a money-losing software company with a $1.50 stock price before we were involved. Following our purchase in 1992 and 1993 of 13% of the Company, we were offered three of the six Board seats.

          o Since that time, Alpha Technologies has been transformed into a growing, profitable electronic components manufacturer. The stock is currently trading at about $7.56 -- a gain of over 400%.

          o Steel Partners purchased Gateway Industries Inc. common stock in early 1994 after it had been losing money and had agreed to sell off its last significant businesses. Having joined the Board we worked to develop a plan to redeploy the proceeds from the sale of its businesses to enhance shareholder value.

          o In November 1995, we announced the purchase of Marsel Mirror & Glass Products Inc. Today Steel Partners owns 32% of Gateway whose stock price has increased from a 12 month low of $3.375 to its current price of $8.00.

         Of course, we can't guarantee similar results for shareholders of Medical Imaging, but our 20% stake means that we, like you, have a sizable investment to protect. We can guarantee that we will take all appropriate steps to maximize the value of our mutual investment in the Company for the benefit of all shareholders.

         If elected, the Committee's nominees intend to explore a number of alternatives to enhance stockholder value. These include acquisitions, stock repurchase programs, refinancing existing debt and the possible sale of the Company.

                        VOTE YOUR BLUE PROXY CARD TODAY!

         Vote for directors with a meaningful stake in the Company they govern. Vote for directors who share your interest in seeing the value of Medical Imaging shares grow. Please mark, sign, date and mail the Committee's BLUE proxy card in the enclosed postage-paid envelope provided. Please vote TODAY!

         If you have questions or comments, please call the Committee directly at (212) 446-5217 or call MacKenzie Partners, Inc., which is assisting the Committee with this transaction, toll-free at (800) 322-2885.

         We would be pleased to discuss our slate and plans for the Company with you or to instruct you on how to make sure your shares are voted. We appreciate your consideration of our slate and plans for Medical Imaging.

                                   On Behalf of the Steel Partners Committee

                                   Sincerely,



                                    WARREN LICHTENSTEIN

                                    BULLETIN

         You should be aware that on the day prior to the record date for the Company's upcoming Special Meeting, the Board and management cut a sweetheart deal with one of the Company's largest creditors.

         In simultaneous transactions, this creditor exercised warrants to purchase 160,000 shares at $5.70 per share, received warrants form the Company to purchase an additional 60,000 more shares at $8.50, and also received from the Company an early repayment of certain of Medical Imaging's debt.

         Since this creditor has effectively agreed to support management's slate of nominees at the Special Meeting, ask yourself whether this deal was in YOUR best interests or in the best interests of Muehlberg and his Board? Ask yourself whether the recent amendment to Muehlberg's and Sunseri's severance agreements was in your best interests or their's.


                  If you have questions or need assistance in voting your shares please contact:



                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue,
                            New York, New York 10010
                          (212) 929-5500 (call collect)
                                       or
                          Call Toll-Free (800) 322-2885

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